CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made effective as of May 1, 2011 (the “Effective Date”), by and among Hugh H. Aird (the “Consultant”) and American Paramount Gold Corp (the “Company”).

ARTICLE I
DUTIES

            1.1      Engagement. The Company hereby retains the Consultant and the Consultant hereby accepts being retained by the Company in a key Consultant position, upon the terms and conditions set forth in this Agreement.

            1.2      Duties. The Company’s Board of Directors (the “Board”) shall have the power to determine the specific services (the “Services”) to be performed by the Consultant, and the means and manner by which those duties shall be performed. The Consultant shall perform such Services in a manner satisfactory to the Board. Unless otherwise determined by the Board, the Consultant shall have the title “President” and shall report to the Board. The Consultant agrees to exercise such authority and perform such duties and functions as are consistent with his position and shall devote such business time, attention, skill, and energy to the business of the Company as shall be reasonably required to perform his Services hereunder.

            1.3      Non-Disclosure.

                      (a)      The Consultant shall hold in confidence, and shall not disclose to any person outside of the Company, except on a “need to know” basis, any Proprietary Information concerning the Company. The Consultant shall use Proprietary Information only for the purpose of performing the Services for the Company and shall not use or exploit such Proprietary Information for his benefit or the benefit of any other person or entity without the prior consent of the Company.

                      (b)      Proprietary Information means any tangible or intangible proprietary or confidential information or materials or trade secrets belonging to the Company or its affiliates (whether disclosed orally, in writing, in electronic format or otherwise), including, but not limited to, customers, suppliers, processes, methods and techniques; equipment; data; reports; know-how; existing and proposed contracts with third parties; and business plans, including information concerning the existence and scope of activities of any research, development, marketing or other projects of the Company, and including confidential financial information and information concerning the business affairs of the Company which are furnished, disclosed, learned or otherwise acquired by the Consultant during or in the course of discussions or otherwise pursuant to this Agreement. Proprietary Information of a Company shall also include information embodying or developed by use or testing of Proprietary Information of the Company.

                      (c)      The non-disclosure obligations of the Consultant shall not apply to any Proprietary Information to the extent that such Proprietary Information: (i) is known to the public at the time of disclosure or becomes known through no wrongful act on the part of the Consultant or any of her representatives; (ii) becomes known to the Consultant through disclosure by sources other than the Company having the legal right to disclose such Proprietary Information; (iii) has been independently developed by the Consultant without reference to or use of the Proprietary Information; or (iv) is required to be disclosed by the Consultant to comply with a court order or similar legal process, provided that the Consultant provides prior written notice of such disclosure to the Company and at no cost or expense to the Consultant takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

                      (d)      The Consultant agrees that the Company is and shall remain the exclusive owner of the Proprietary Information and all patent, copyright, trade secret, trademark and other intellectual property rights therein. No license or conveyance of any such rights to the Consultant is granted or implied under this Agreement. Consultant shall maintain all copyright, confidentiality and other proprietary markings on the Proprietary Information of the Company.

                      (e)      The Consultant shall, upon the request of the Company, return to the Company all media, documents and other manifestations of Proprietary Information received or developed by the Consultant pursuant to this Agreement and all copies and reproductions thereof, including, without limitation, all back-up copies in electronic formats.

ARTICLE II
COMPENSATION

            2.1      Compensation. As compensation for the Services, the Company hereby agrees to pay to the Consultant a fee (the “Monthly Fee”) of $12,500 (plus applicable HST), payable monthly in arrears. The Monthly Fee shall be subject to review on October 1, 2011 and at least annually thereafter and shall be based upon the Consultant’s contributions to the Company and the Company’s overall performance.

            2.2      Signing Bonus. The Company shall pay the Consultant a Signing bonus of $35,000 on the Effective Date.

            2.3      Stock Option Grants. In the event of Termination of this Agreement, other than for cause, any Share Option previously granted to the Consultant by the Company shall become fully vested, in which case the Consultant shall be entitled to exercise such Stock Option on the terms granted and, notwithstanding any term of the stock option plan to the contrary, shall remain exercisable for the original term granted and shall not terminate due to the termination of the Consultant’s Agreement with the Company.

            2.4      Other Businesses. The Company acknowledges and agrees that during the Term, the Consultant shall continue to be involved with, engaged in, render services for, and permit his name and the names of his affiliates to be used in connection with, both existing and new businesses other than the Company. The assumption by Consultant of his duties hereunder shall be without prejudice to his rights (or the rights of his Affiliates) to maintain such other interests and activities and to receive and enjoy profits or compensation there from.

ARTICLE III
EXPENSES

            3.1      Expenses. The Company shall reimburse the Consultant for (or, at the Company’s option, pay) all business travel and other out-of-pocket expenses reasonably incurred by the Consultant in the performance of his Services for the Company. All reimbursable expenses shall be appropriately documented in reasonable detail by the Consultant upon submission of any request for reimbursement, and shall be in a format and manner consistent with the Company’s expense reporting policy (as well as applicable federal and provincial tax record keeping requirements). The Company shall reimburse the Consultant for the foregoing within thirty (30) days after receipt of the Consultant’s expense report.

ARTICLE IV
TERMINATION

            4.1      Termination. This Agreement may be terminated in the following manner and in the following circumstances:

                      (a)      at any time by the Company forthwith, without notice and without pay in lieu of notice, for cause;

                      (b)      automatically upon the death of the Consultant;

                      (c)      automatically in the event the Consultant is subject to any bankruptcy, insolvency or other similar proceeding;

                      (d)      at any time by notice in writing from the Company to the Consultant if the Consultant shall become permanently disabled; for the purposes hereof, the Consultant shall be deemed to be permanently disabled immediately following any period of 365 consecutive days during which the Consultant is prevented from performing his essential duties as a Consultant of the Company for more than 182 days in the aggregate by reason of illness or mental or physical disability despite reasonable accommodation efforts of the Company;

                      (e)      in any other case, by the payment by the Company to the Consultant in a lump sum of the equivalent to one times his then annual Base Salary (less applicable source deductions), calculated from the date of termination of this Agreement; or

                      (f)      by the Consultant providing no less than thirty (30) days notice in writing to the Company. In the event the Consultant provides such notice to the Company, the Agreement shall terminate on the date the period of such notice expires. In such circumstance, the Company may request that the Consultant cease duties prior to the expiry of the notice period.

ARTICLE V
CHANGE OF CONTROL

            5.1      Terms used in this Article V but not otherwise defined herein have the meanings set forth below:

                      (a)      "Change in Control" means a transaction or series of transactions whereby directly or indirectly:

                                        (A)      any person or combination of persons obtains a sufficient number of securities of the Company to affect materially the control of the Company; for the purposes of this Agreement, a person or combination of persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 50% or more of the votes attaching to all shares of the Company which may be cast to elect directors of the Company, shall be deemed to be in a position to affect materially the control of the Company; or

                                        (B)      the Company shall: (i) consolidate or merge with or into, (ii) amalgamate with, or (iii) enter into a statutory arrangement with, any other person (other than a subsidiary of the Company) and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other person or for cash or any other property; or

                                   (C)      any other person (other than a subsidiary of the Company) shall: (i) consolidate or merge with or into, (ii) amalgamate with, or (iii) enter into a statutory arrangement with, the Company, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other person or for cash or any other property; or

                                   (D)      the Company shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more of its subsidiaries shall sell or otherwise transfer, including by way of the grant of a leasehold interest), property or assets: (i) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Company and its subsidiaries as at the end of the most recently completed financial year of the Company, or (ii) which, during the most recently completed financial year of the Company, generated, or during the then current financial year of the Company are expected to generate, more than 50% of the consolidated operating income or cash flow of the Company and its subsidiaries, to any other person or persons (other than the Company or one or more of its subsidiaries); or

                                   (E)      there occurs a change in the composition of the Board, which occurs at a single meeting of the shareholders of the Company, or a succession of meetings of the shareholders of the Company occurring within 6 months of each other, whereby such individuals who were members of the Board immediately prior to such meeting or succession of meetings cease to constitute a majority of the Board without the Board, as constituted immediately prior to such meeting or meetings, approving of such change.

                       (b)      "Share Option" means any stock option granted under a stock option or share purchase plan of the Company; and

                       (c)      "Triggering Event" means any one of the following events which occurs without the express or implied agreement of the Consultant:

                                   (A)      a change (other than those that are clearly consistent with a promotion) in the Consultant’s position or duties (including any position or duties as a director of the Company), responsibilities (including a change in the person or body to whom the Consultant reports at the date of a Change in Control, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, and who reports to the Consultant), title or office in effect immediately prior to a Change in Control; or

                                   (B)      a reduction by the Company or any of its subsidiaries of the Consultant’s salary, benefits or any other form of remuneration or any change in the basis upon which the Consultant’s salary, benefits or any other form of remuneration payable by the Company or its subsidiaries is determined or any failure by the Company to increase the Consultant’s salary, benefits or other forms of remuneration payable by the Company or its subsidiaries in a manner consistent (both as to frequency and percentage increase) with practices in effect immediately prior to a Change in Control or with practices implemented subsequent to a Control in Control with respect to the senior Consultants of the Company and its subsidiaries, whichever is more favourable to the Consultant; or

                                   (C)      any failure by the Company or its subsidiaries to continue in effect any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, pension plan or retirement plan in which the Consultant is participating or entitled to participate immediately prior to a Change in Control, or the Company or its subsidiaries taking any action or failing to take any action that would materially adversely affect the Consultant's participation in or materially reduce his rights or benefits under or pursuant to any such plan, or the Company or its subsidiaries failing to increase or improve such rights or benefits on a basis consistent with practices in effect immediately prior to a Change in Control or with practices implemented subsequent to a Change in Control with respect to the senior Consultants of the Company and its subsidiaries, whichever is more favourable to the Consultant; or

                                   (D)      a change in the municipality in which the Consultant is regularly required to carry out the terms of his employment with the Company at the date of a Change in Control unless the Consultant's terms of employment include the obligation to receive geographic transfers from time to time in the normal course of business; or

                                   (E)      any failure by the Company or its subsidiaries to provide the Consultant with the number of paid vacation days to which he was entitled immediately prior to a Change in Control or the Company or its subsidiaries failing to increase such paid vacation on a basis consistent with practices in effect immediately prior to a Change in Control or with practices implemented subsequent to a Change in Control with respect to the senior Consultants of the Company and its subsidiaries, whichever is more favourable to the Consultant; or

                                   (F)      the Company or its subsidiaries taking any action to deprive the Consultant of any material fringe benefit not hereinbefore mentioned and enjoyed by him immediately prior to a Change in Control, or the Company or its subsidiaries failing to increase or improve such material fringe benefits on a basis consistent with practices in effect immediately prior to a Change in Control or with practices implemented subsequent to a Change in Control with respect to the senior Consultants of the Company and its subsidiaries, whichever is more favourable to the Consultant; or

                                   (G)      any material breach by the Company of any provision of this Agreement; or

                                   (H)      the good faith determination by the Consultant that, as a result of a Change in Control or any action or event thereafter, the Consultant's status or responsibility in the Company or its subsidiaries have been diminished or the Consultant is being effectively prevented from carrying out his duties responsibilities as they existed immediately prior to a Change in Control; or

                                   (I)      the failure by the Company to obtain, in a form satisfactory to the Consultant, an effective assumption of its obligations hereunder by any successor to the Company, including a successor to a material portion of its business.

                       (d)      Notwithstanding anything to the contrary contained in this Agreement, if a Change in Control occurs and if, in respect of the Consultant, a Triggering Event subsequently occurs within one (1) year of the Change in Control, the Consultant shall be entitled to elect to terminate his employment with the Company and to receive a payment from the Company in an amount equal to one times his then current annual Base Salary. This subsection 5.1(d) shall not apply if such Triggering Event follows a Change in Control which involves a sale of securities or assets of the Company with which the Consultant is involved as a purchaser in any manner, whether directly or indirectly (by way of participation in a Company or partnership that is a purchaser or by provision of debt, equity or purchase-leaseback financing).

                      (e)      All termination rights of the Consultant provided for in subsection 5.1(d) are conditional upon the Consultant electing to exercise such rights by notice given to the Company within 120 days of the Triggering Event.

                      (f)      Notwithstanding the provisions contained in section 4.1(e) hereof, the Consultant shall be entitled to a payment by the Company of the amount calculated as provided for in subsection 5.1(d) if a Triggering Event does not occur but the Consultant is dismissed from his employment with the Company without cause within one (1) year of the Change in Control. For greater certainty, the Consultant shall not be entitled to any payment by the Company pursuant to this subsection 5.1(f) if the Consultant is dismissed from his employment with the Company for cause. The Company shall not dismiss the Consultant for any reason unless such dismissal is specifically approved by the Board.

                      (g)      All payments provided herein shall be inclusive of any statutory payments required and shall constitute the Consultant’s sole entitlements regarding salary in the event of Change in Control. Upon compliance with Article V, the Consultant shall have no action, cause of action or claim against the Company or any subsidiary of the Company, or any of their officers, directors or employees, arising from the Consultant’s employment or termination of employment.

                      (h)      In the event that the Consultant is entitled to a payment pursuant to this Article V, any Share Option previously granted to the Consultant by the Company or any subsidiary of the Company shall become fully vested, in which case the Consultant shall be entitled to exercise such Share Option on the terms granted and, notwithstanding any term of the stock option plan to the contrary, shall remain exercisable for the original term granted and shall not terminate due to the termination of the Consultant's employment with the Company. In addition, any provisions of the Share Option restricting the number of option shares which may be purchased before a particular date shall be waived. The terms of any Share Option agreement shall be deemed amended to reflect the provisions of this subsection 5.1(h) . The provisions of this subsection 5.1(h) shall be subject to applicable securities laws and the rules of any stock exchange on which the shares of the Company may be then listed and the receipt of all necessary approvals from such securities regulators and exchange, which approvals the Company shall use its reasonable commercial efforts to obtain in the event of the operation of this subsection 5.1(h) .

                      (i)      Any payment to be made by the Company pursuant to the terms of section 14 shall be paid by the Company in cash in a lump sum within five business days of the giving of notice by the Consultant pursuant to subsection 5.1(e) or within five business days of the termination or dismissal from the Consultant's employment as referred to in subsection 5.1(f), as the case may be. Any such payment shall be calculated, in the case of subsection 5.1(d), at the date of giving notice pursuant to subsection 5.1(e) and, in the case of subsection 5.1(f), at the date of dismissal or termination, as the case may be.

                       (j)      In the event that any payment is made to the Consultant pursuant to the provisions of subsection 5.1(d) or subsection 5.1(f), as the case may be, the Consultant shall not be required in any manner whatsoever to mitigate any damages. Furthermore, the payment referred to in subsection 5.1(d) or subsection 5.1(f), as the case may be, shall be made regardless of whether the Consultant seeks or finds employment of any nature whatsoever.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

            6.1      By the Consultant. The Consultant represents and warrants to the Company that the execution and delivery of this Agreement by the Consultant do not, and the performance by the Consultant of the Consultant’s obligations hereunder shall not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Consultant; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Consultant is a party or by which the Consultant is or may be bound.

            6.2      By the Company. The Company hereby represents and warrants to the Consultant that the following statements in this section 6.2 are correct and complete as of the Effective Date:

                      (a)      The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently being conducted. The entry into this Agreement, the performance of its obligations hereunder are not in violation of, in conflict with, or in default under any of the certificate of incorporation, bylaws or comparable charter documents of the Company, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or default.

                      (b)      The Company has all requisite power to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the conditions set forth herein, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on behalf of the Company.

                      (c)      The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby, do not and shall not: (i) violate, conflict with, constitute or result in (in each case, with or without notice, lapse or time or both) a material default or a material breach under, or result in the acceleration, termination or cancellation of (or entitle any Person or give any Person the right to accelerate, terminate or cancel) any material obligation under, or result in the loss of a material benefit under, or require any material consent, approval or authorization under, any contract to which the Company is a party; (ii) contravene or violate in any law, statute, rule or regulation applicable to the Company or any of its assets or properties, or any governmental order to which the Company is a party or by which the Company or any of its assets or properties is bound; (iii) result in the creation or imposition of any encumbrance on any of the material assets or material properties of the Company; (iv) constitute an event which, after notice or lapse of time or both, would result in any conflict, breach, violation, default, requirement, loss, creation or imposition of any encumbrance, termination or impairment or similar event described in clauses (i)-(iii) above.

ARTICLE VII
GENERAL PROVISIONS

            7.1      Injunctive Relief and Additional Remedies. The parties hereto acknowledge that the injury that would be suffered by the non-breaching party as a result of a breach of the provisions of this Agreement would be irreparable and that an award of monetary damages to the non-breaching party for such a breach would be an inadequate remedy. Consequently, the non-breaching party shall have the right, in addition to any other rights such party may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and the non-breaching party shall not be obligated to post bond or other security in seeking such relief.

            7.2      Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

            7.3      Binding Effect, Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of their respective assets may be transferred. The rights and obligations of the Consultant under this Agreement, being personal, may not be assigned or delegated without the prior written consent of the Company. The rights and obligations of the Company under this Agreement may not be assigned without the prior written consent of the Consultant.

            7.4      Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Consultant:	Hugh H. Aird
148A Balmoral St.
Toronto ON M4V 1J4
Email: hughaird@gmail.com

If to Company:	American Paramount Gold Corp
130 King St. West, Suite 3670
Toronto ON M5X 1A9
Attn: Chairman of the Board of Directors

            7.5      Jurisdiction. This Agreement is governed by the laws of the Province of Ontario.

            7.6      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

            7.7      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date above first written above.

Hugh H. Aird

___________________________

American Paramount Gold Corp

___________________________
Per:     J. Trevor Eyton
            Chairman of the Board of Directors